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                                                                     Exhibit 5.1

                      [Letterhead of Dewey Ballantine LLP]

                                                     November 30, 2004


Omnicare, Inc.
100 East RiverCenter Blvd.
Suite 1600
Covington, Kentucky 41011

         Re: Omnicare, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Omnicare, Inc., a Delaware corporation ("Omnicare"), in connection with the registration by Omnicare under the Securities Act of 1933, as amended (the "Act"), of 18,299 shares of common stock, par value $1.00 per share (the "Shares"), issued pursuant to an Option Agreement by and between Omnicare and Brian A. Kahan dated as of June 26, 1998. The Shares are to be registered under the Registration Statement on Form S-8 filed with the Securities and Exchange Commission today (the "Registration Statement").

         We are familiar with the proceedings of Omnicare relating to the authorization and issuance of the Shares. In addition, we have made such further examinations of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth. We express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the corporate laws of the State of Delaware.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the Securities and Exchange Commission.


                                    Very truly yours,

                                    /s/ Dewey Ballantine LLP

                                    Dewey Ballantine LLP